Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lauren Puffer
(212) 850-5651, (212) 850-5668

For Immediate Release

GUITAR CENTER ANNOUNCES PRELIMINARY AGREEMENT TO SETTLE
CALIFORNIA WAGE AND HOUR LAWSUITS

Westlake Village, CA (December 16, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that it has reached a preliminary agreement to settle two purported class action lawsuits which alleged, among other things, that the Company improperly documented and enforced break-time and lunch-time periods for hourly retail store employees in the State of California.  These lawsuits have been previously disclosed in the Company’s filings with the Securities and Exchange Commission, most recently in the Form 10-Q for the quarterly period ended September 30, 2005.

Under the terms of the proposed settlement, which is subject to final documentation and court approval, Guitar Center will make cash payments of up to $3.5 million to fully resolve claims by eligible class members, including payments to class members and payments for plaintiff attorneys’ fees and the costs of a third-party administrator.  As a result of the proposed settlement, the Company estimates that it will record a pre-tax charge of $2.5 million to $3.0 million, equivalent to $0.05 to $0.06 cents per diluted share after-tax, in the fourth quarter of 2005.  This charge is not included in Guitar Center’s previous financial guidance.

Leland P. Smith, Executive Vice President and General Counsel for Guitar Center, commented, “While the Company denies all liability or wrongdoing in these cases, we chose to settle these lawsuits in order to put them behind us and avoid the distraction and additional, unnecessary legal expenses that we would otherwise incur.”

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 161 Guitar Center stores, with 126 stores in 50 major markets and 35 stores in secondary markets across the U.S.  In addition, the Music & Arts division operates 79 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the outcome of pending litigation.  The forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  The information contained in this press release is not, and should not be construed to be, an update to any previous financial guidance.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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